EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT



GeoWaste Acquisition Corp.  (Delaware)

GeoWaste of FL, Inc.  (Delaware)

GeoWaste of GA, Inc.  (Georgia)

Low Brook Development, Inc.  (Delaware)

North Florida Sweeping, Inc.  (Delaware)

Spectrum Group, Inc.  (Florida)